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                                                                   EXHIBIT 10.03

                AGREEMENT FOR THE SALE OF PROPRIETARY INTERESTS

This Agreement is dated November 1, 1999 but effective November 22, 1999 by and between Consumer Data Solutions Corp., a Nevada Corporation, operating from Dallas, Texas (hereinafter referred to as ("CDS") and eTelcharge.com, Inc., a Nevada Corporation, operating from Dallas, Texas (hereinafter referred to as ("ETEL").

ACKNOWLEDGEMENTS AND AFFIRMATIONS

All parties acknowledge and affirm that CDS is the exclusive holder of certain proprietary rights in and to the concept of charging meals and other consumer oriented goods to proprietary "900" telephone numbers obtained from AT&T by CDS. Such 900 telephone number as referenced herein, obtained and presently owned by CDS as of the execution of the Agreement being as follows:
1-900-288-GOOD (4663), 1-900-288-FLOWERS (3569) and 1-900-78-MUSIC (68742).

All parties further acknowledge and affirm that CDS has invested and expended significant time, expertise and monies in the development of an ongoing business relationship with AT&T, thereby acquiring, among other proprietary interests, significant good will with AT&T and within the industry.

All parties further acknowledge and affirm that any and all other telephone numbers, "900" or otherwise, and any and all other consumer product and services developed and/or obtained and acquired by CDS from research and work presently ongoing or instituted or acquired in the future shall always be and remain the sole exclusive proprietary interests of CDS.

It is further acknowledged and affirmed by all parties to this Agreement that the purpose of this Agreement is not to be construed by any party to this Agreement or to be portrayed to any third party extraneous to this Agreement as the creation of any Partnership by and between the parties to this Agreement. All parties acknowledge and agree that the partnership interest is created by this Agreement, and no extraneous understandings have been promulgated or agreed to by and between the parties.

By the executions of this Agreement CDS and ETEL acknowledge an affirm that this Agreement constitutes the complete and final expression of the Agreement of the parties and supercedes all previous Agreements and understandings of the parties, either oral or written.

It is further acknowledged and agreed that the purpose of this Agreement is for acquisition by ETEL, its successor corporation, agent's heirs and/or assigns of certain proprietary interests presently owned by CDS. Towards that purposes and end, the parties agree as follows:

CDS THEREFORE AGREES AS FOLLOWS:

1. CDS sells, and assigns all its interest in and to that certain telephone numbers 1-900-288-GOOD (4663), 1-900-288-FLOWERS (3569) and 1-900-78-MUSIC
    (68742) relating to Internet usage to ETEL, its successor corporation, agents heirs, and/or assigns. CDS agrees to take any and all requisite steps in accordance with this Agreement and only accordance thereto, to effectuate a transfer of the ownership of all such rights to this proprietary interests, including but not limited to any such actions required to be taken with AT&T, and the service bureau, BFD.


2. CDS sells, and assigns 100% of its interest to telephone numbers 1-900-288-GOOD (4663), 1-900-288-FLOWERS (3569) and 1-900-78-MUSIC (68742)
    for online consumer purchases to ETEL, its successor corporation, agents, heirs and/or assigns for the period of 99 years. CDS agrees to take any and all requisite steps, in accordance with Agreement and only in accordance thereto, to effectuate a transfer of the ownership of all such rights to this proprietary interests, including but not limited to any such actions required to be taken with AT&T, and the service bureau, BFD.

ETEL THEREFORE AGREES AS FOLLOWS:

1. In consideration of the sale of the aforementioned proprietary interest by CDS to STEL, ETEL agrees to the following:

    a. ETEL affirms and agrees to, upon the effective date of this Agreement, immediately forward by wire, or cashiers check the amount of $2,500.00, payable to CDS.

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     b. ETEL affirms and agrees to pay to CDS based on the payment schedule as follows:

        (1) Payment to CDS by check or by wire for $6,500.00 upon execution of this agreement for licensing fee, but no later than December 1, 1999.

        (2) Licensing fee Payment to CDS by check or by wire for $6,500.00 toward the month of December on or before January 1, 2000.

        (3) Licensing fee Payment to CDS by check or by wire for $7,500.00 toward the month of January on or before February 1, 2000.

        (4) Licensing fee Payment to CDS by check or by wire for $8,500.00 toward the month of February on or before March 1, 2000.

        (5) Licensing fee Payment to CDS by check or by wire for $8,500.00 toward the month of March on or before April 1, 2000.

        (6) Licensing fee Payment to CDS by check or by wire for $8,500.00 toward the month of April on or before May 1, 2000.

        (7) Licensing fee Payment to CDS by check or by wire for $8,500.00 toward the month of May on or before June 1, 2000.

        (8) Licensing fee Payment to CDS by check or by wire for $8,500.00 toward the month of June on or before July 1, 2000.

        (9) Licensing fee Payment to CDS by check or by wire for $8,500.00 toward the month of July on or before August 1, 2000.

        (10) Licensing fee Payment to CDS by check or by wire for $8,500.00 toward the month of August on or before September 1, 2000.

        (11) Licensing fee Payment to CDS by check or by wire for $8,500.00 toward the month of September on or before October 1, 2000.

        (12) Licensing fee Payment to CDS by check or by wire for $8,500.00 toward the month of October on or before November 1, 2000.

        (13) Licensing fee Payment to CDS by check or by wire for $8,500.00 toward the month of November on or before December 1, 2000.

        (14) Licensing fee Payment to CDS by check or by wire for $8,500.00 toward the month of December on or before January 1, 2001.

     c. ETEL agrees to pay to CDS for the period of 99 years, 3% of any and all income, less customary and normal business expenses associated with the cost of sales, commissions, operational cost, including all overhead cost associated with 1-900-288-GOOD (4663), 1-900-288-FLOWERS (3569) and
        1-900-78-MUSIC (68742) beginning January 1, 2001. Upon the completion of 99 years from the date of the execution of this Agreement, CDS will execute, at its expense, any and all documentation necessary for the transfer of its (CDS's) remainder interest to ETEL, its successor company, heirs, agents and or assigns.

     d. ETEL agrees to pay any and all associated costs and expenses for the preparation and execution of the set up of proprietary interests from CDS to ETEL for online transactions for 1-900-288-GOOD (4663), 1-900-288-FLOWERS (3569) and 1-900-78-MUSIC (68742).

     e. ETEL agrees to be totally responsible and liable for any and all expenses and costs associated with the transferred proprietary interests and hereby indemnifies CDS from any and all expenses, or costs associated with the same, including but not limited to, charge backs, transfer fees, operation expenses. ETEL further agrees to fully indemnify CDS from any and all legal or equitable actions, which may be taken against CDS, its successor in interests, heirs, agents, and or assigns, for whatever cause or action with respect to these transferred proprietary interests.

     f. ETEL acknowledges that CDS has maintained a business relationship with KidCare, Inc. of Houston, Texas in the provision of a portion of the proceeds from every sales transaction generated on all proprietary lines of CDS. ETEL agrees to maintain such business relationship with KidCare, Inc., 4504 Yale, Houston, Texas 77018 and herein agrees to pay to KidCare, Inc., not to be attributed as a business expense for purpose of determination of net income for payment to CDS, a minimum of twenty-five cents ($0.25) per sales transaction.

     g. With respect to the operation and control and all associated expenses and costs with regards to 1-900-288-GOOD (4663), 1-900-288-FLOWERS
        (3569) and 1-900-78-MUSIC (68742), ETEL agrees that it is the sole responsibility of ETEL. ETEL shall provide copies of monthly accounts and reconciliations to CDS, beginning thirty days after the initial online transaction for ETEL with regards to the number and the distribution of net proceeds therewith.

CDS AND ETEL FURTHER ACKNOWLEDGE AND AGREE THAT:

1. This Agreement is for the benefit of CDS and ETEL and shall be governed by and construed in accordance with the laws of the State of Texas. Any action with respect to this Agreement shall be brought within the appropriate court in the State of Texas.
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2.  The parties acknowledge and agree that with respect to any and all conditions, covenants, requirements, obligations and warranties to be performed hereto, time is of the essence. The waiver of performance or satisfaction of timely performance or satisfaction of any condition, covenant, requirement, obligation or warranty by one party shall not be deemed to be a waiver of the performance or satisfaction of any other condition, covenant, requirement, obligation or warranty unless specifically consented to in writing.

3. If any one or more of the provisions of this Agreement, or the applicability of any such provision to a specific situation, shall be held invalid or unenforceable, such provision shall be modified to the minimum excess necessary to make it or its application valid and enforceable, and the validity and enforceability of all other provisions of this Agreement and all other applications of any such provision shall not be affected thereby.

4. Prior to the declaration of default by CDS with regards to any and all conditions, covenants, warranties, requirements, or obligations, written notice will be provided to ETEL. Except for the payments and sums due upon execution of this Agreement or in no case later than December 23, 1999, ETEL will have a thirty (30) day grace period, running from the date of the notice. If ETEL has not cured such default, or received written consent for additional time to cure the same, then CDS may declare this Agreement terminated. Upon such termination, ETEL will execute any and all such documentation necessary to effectuate the immediate transfer of all such proprietary interests sold herein back to CDS. Upon notice by CDS to ETEL of ETEL's default of any and/or all of the conditions, covenants, warranties, requirements, or obligations all remaining sums due in accordance to this contract become immediately due and payable to CDS, with interest on such sums to be applied at the highest rate available in accordance with the law. Should an action be for breach of this Agreement, CDS will be entitled to reimbursement for all legal expenses and costs incurred by CDS.

5. The parties affirm and agree that no representations have been made by and between the parties as to the profitability of the proprietary interests sold and transferred herein. The parties further agree and affirm that any and all estimations as to profitability of the same are based solely upon their own estimations, resources and investigations and none other. ETEL affirms that in reaching a determination as the purchase of the proprietary interests sold and transferred herein no reliance has been placed on any statement or representation made or not made by CDS to ETEL.

6. This Agreement constitutes the complete and final expression of the Agreement of the parties and supersedes all previous Agreements and understanding of the parties, either oral or written. This Agreement cannot be modified, or any of the terms hereof waived, except by and instrument in writing referring specifically to this Agreement executed by the party against whom enforcement of the modification or waiver is sought.

7. The parties affirm their Agreement to the binding of any and all of their respective successors in interest, heirs, and or assigns to each and every covenant, condition, obligation, requirements, and warranties set forth in this Agreement, and affirm their authority to bind their respective firms and entities.

Intending to be legally bound hereby the parties execute this Agreement dated November 1, 1999.

Consumer Data Solutions, Corp. (CDS)     eTelcharge.com, Inc. (ETEL)

/s/ JAMES E. MAY                         /s/ CARL O. SHERMAN
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James E. May, Director                   Carl O. Sherman, President

/s/ DAVID A. ANDREWS
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David A. Andrews, Director